Exhibit 4.1

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR LAWS OF ANY OTHER RELEVANT COUNTRY.

UNSECURED CONVERTIBLE PROMISSORY NOTE

US$4,894,116.76	September 4, 2020

Boston, Massachusetts

For value received, GI Dynamics, Inc., a Delaware corporation (“Payor”), hereby promises to pay to the order of Crystal Amber Fund Limited (the “Holder”), an aggregate principal sum of US$4,894,116.76 or such greater amount as shall become due, with interest on the outstanding principal amount at the rate of five percent (5%) per annum. Interest (i) shall commence on the date hereof and shall be compounded annually based on a 365-day year, and (ii) shall continue on the outstanding principal until paid in full or, if permitted by the terms of this Unsecured Convertible Promissory Note (this “Note”), converted pursuant to Section 2 below.

1. Payment and Maturity

(a) Reference is hereby made to the Note Exchange and Warrant Cancellation Agreement (the “Exchange Agreement”), dated as of September 4, 2020, between Payor and the Holder. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Exchange Agreement.

(b) If this Note has not already been paid in full or otherwise converted pursuant to Section 2 below, the entire outstanding principal balance of this Note and all unpaid accrued interest thereon shall be due and payable on June 30, 2022 (the “Maturity Date”). All payments of interest and principal shall be in lawful money of the United States of America except as set forth in Section 2(a) hereof. All payments shall be applied first to accrued interest, and thereafter to principal. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

(c) Upon the occurrence and during the continuance of any Event of Default, the principal balance of this Note shall bear interest at the rate of eight percent (8%) per annum, including after the commencement of, and during the pendency of, any bankruptcy or other insolvency proceeding.

2. Conversion

(a) Optional Conversion. The Holder shall have the option (the “Conversion Option”), but not the obligation, at any time after the date hereof and prior to the Maturity Date, exercisable upon written notice to Payor, to (a) convert all (but not less than all) of the then outstanding unpaid principal amount of this Note together with any interest accrued but unpaid thereon (such principal amount and interest, the “Outstanding Amount”) into the number of shares of Common Stock (the “Conversion Shares”) equal to the quotient obtained by dividing (x) the Outstanding Amount by (y) 200% of the initial purchase price per share in the Series A Preferred Stock financing with gross proceeds of not less than US$10 million in the aggregate, pursuant to the terms and subject to the conditions of the Purchase Agreement (the “Conversion Price”).

(b) Fractional Shares; Conversion Price Adjustment. No fractional shares of Payor’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, Payor will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Without limiting any provision hereof, if Payor at any time on or after the date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Payor at any time on or after the date hereof combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 2(b) shall become effective immediately after the effective date of such subdivision or combination.

(c) Holder Representations and Warranties; Transfer and Assignment. The representations and warranties and rights and obligations of transfer and assignment of Holder that are set forth in Section 4 of the Exchange Agreement with respect to the Conversion Shares issuable to Holder are hereby made a part of this Note and incorporated herein by this reference.

3. Default; Remedies

(a) The occurrence of any Event of Default described in Section 5.1 of the Exchange Agreement shall be an Event of Default hereunder.

(b) Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Sections 5.1(b) or 5.1(c) of the Exchange Agreement), all unpaid principal on this Note, accrued and unpaid interest thereon and all other amounts owing hereunder shall, at the option of the Holder, and, upon the occurrence of any Event of Default pursuant to Sections 5.1(b) or 5.1(c) of the Exchange Agreement, automatically, be immediately due, payable and collectible by Holder pursuant to applicable law.

(c) Upon the occurrence and during the continuance of any Event of Default, Payor shall pay, on demand, all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

4. Prepayment. Payor may not prepay this Note prior to the Maturity Date without the consent of the Holder.

5. Waiver; Payment of Fees and Expenses. Payor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by the Holder shall constitute a waiver, election or acquiescence by it.

6. Cumulative Remedies. The Holder’s rights and remedies under this Note and the Exchange Agreement shall be cumulative. No exercise by the Holder of one right or remedy shall be deemed an election, and no waiver the by Holder of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

7. Miscellaneous

(a) Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York, as applied to contracts entered into by New York residents within the State of New York, and to be performed entirely within the State of New York.

(b) Exclusive Jurisdiction. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the State of New York, County of New York. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably (i) consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; and (ii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

(c) Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Payor may not assign this Note or delegate any of its obligations hereunder without the written consent of the Holder. The Holder may assign this Note and its rights hereunder without the consent of Payor, subject to compliance with Section 4 of the Exchange Agreement.

(d) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(e) Notices. All notices required or permitted hereunder by the Holder of this Note to Payor shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the principal offices of Payor, to the attention of the Chief Executive Officer, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. Any refusal of delivery of a notice by Payor shall be deemed to have been delivered.

(f) Amendment; Modification; Waiver. No term of this Note may be amended, modified or waived without the written consent of Payor and the Holder.

(g) Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

(h) No Voting Rights. This Note does not carry any voting rights at stockholder meetings of Payor without first converting the Note.

(i) No Participation Rights. The Holder is not by virtue of holding this Note entitled to participate in any new issue of securities made by Payor to stockholders.

(j) Equal Ranking. The Common Stock issued pursuant to a conversion of this Note will rank, from the date of issue, equally with the existing shares of Common Stock, respectively, of Payor in all respects.

[Signature page follows]

In Witness Whereof, the parties have executed this Unsecured Convertible Promissory Note as of the date first written above.

GI Dynamics, Inc.

By:	/s/ Scott Schorer
Name: Scott Schorer
Title: Chief Executive Officer

Agreed to and Accepted:

Crystal Amber Fund Limited

By:	/s/ Mark Huntley

Name: Mark Huntley

Title: Director
Executed by Crystal Amber Asset Management (Guernsey) Ltd

as Investment Manager of Crystal Amber Fund Limited

[Signature Page to Unsecured Promissory Note]